Exhibit (a)(26)
January 22, 2008
To All Ventana Employees:
I am writing to share some significant and exciting news. This morning we announced that we signed an agreement under which Roche will acquire Ventana for $89.50 per share or approximately $3.4 billion. A copy of the press release just issued is attached for your convenience.
As you know, in June of last year, Roche first launched a tender offer to acquire all outstanding shares of Ventana at a price of $75.00 per share. We did not solicit this proposal, and the Board was not actively trying to sell Ventana. However, since then, our Board of Directors has been exploring ways to maximize value for Ventana stockholders, including engaging in further discussions with Roche and other third parties so they could better understand the significant value inherent in Ventana’s business. Today’s announcement is the culmination of a very thorough and diligent process by our Board.
You should know that Roche recognizes that you — our talented and dedicated employee team — are an integral part of our success and that Roche considers you to be a key component of the combined company’s future efforts in tissue-based cancer diagnostics. For this reason, Roche intends to keep Ventana based in Tucson. In addition, we do not anticipate any major changes to our global operations other than to positively leverage the worldwide Roche organization over time. You, our valued employees, are a critical part of our future, and we look forward to continuing our tradition of strong growth. I will continue to lead Ventana’s business following completion of the transaction and become a member of the Roche Diagnostics Executive Committee.
We believe our leadership in the emerging field of companion diagnostics and our strong position in advanced staining and primary staining, combined with Roche’s well established strength in pharmaceuticals and clinical diagnostics, will create a company ideally positioned to capture unique growth opportunities by providing a full range of healthcare needs to patients. Our current products and services, robust product pipeline and advanced R&D efforts will all contribute significantly to the success of the combined company.
I recognize that you will have questions and we have scheduled an “All Employee Meeting” for Tuesday, January 22nd, at 9:30 a.m. Arizona time in the cafeteria. Employees outside Tucson will be able to view the meeting via streaming video on the intranet. I encourage you to attend or listen in.
In the meantime, we have posted a list of frequently asked questions and answers on the intranet. Should you receive questions from our customers and partners, the most important thing we can tell them is that they will continue to receive the same high quality service they have come to expect from us. If you have additional specific questions, please feel free to contact Ashley Goldsmith at extension 4467 or via email at agoldsmith@ventanamed.com. If you receive any media or other outside inquiries regarding the transaction, please direct them to the contacts listed on the press release.

In the coming weeks we will communicate more about the integration process as we move towards closing the transaction. We expect the transaction to close in the near future but be assured that nothing is changing overnight. It is essential that you remain focused on our critical research and development efforts, achieving our short-term performance targets, and working towards Ventana’s long-term objectives.
I’d like to thank you again for your on-going dedication and hard work and I look forward to continuing to work with all of you as together we take Ventana to the next level of global leadership as an integrated member of the Roche family.
With best regards,
Chris
This document contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. Risks and uncertainties may include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date hereof to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.
VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC

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